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                                                                    EXHIBIT 99.2



                                INVESTMENT LETTER



Specialty Chemical Resources, Inc.
9055 S. Freeway Drive
Macedonia, OH  44056


Gentlemen:


         The undersigned is a holder of shares of common stock, $.10 par value ("Common Stock"), of Specialty Chemical Resources, Inc., a Delaware corporation (the "Company"). The undersigned will receive additional shares of Common Stock as payment of the accrued interest as of January 31, 1999 under the Subordinated Promissory Note dated June 15, 1998, as amended, issued by the Company in favor of the undersigned.

         The undersigned is acquiring the shares of Common Stock (the "Shares") for the purpose of investment and not with a current view towards the resale or distribution thereof within the meaning of the Securities Act of 1933, as amended (the "Act"). The undersigned acknowledges and understands that the Shares have not been registered under the Act or the securities laws of any state and must be held indefinitely unless they are subsequently registered under the Act or an exemption from such registration is available. The undersigned further acknowledges that the undersigned is fully aware of the applicable limitations on the resale of the Shares.

         The undersigned acknowledges that he has had an opportunity to ask questions of and receive answers from duly designated representatives of the Company concerning the Company and the terms and conditions pursuant to which the Shares will be acquired. The undersigned further acknowledges that he has been afforded an opportunity to examine such documents and other information which the undersigned has requested for the purpose of evaluating the undersigned's acquisition of the Shares.

         By reason of the undersigned's knowledge and experience in financial and business matters in general, and investments in particular, the undersigned is capable of evaluating the merits and risks of the acquisition of the Shares.

         The undersigned's present financial condition is such that the undersigned is under no present or contemplated future need to dispose of any portion of the Shares to satisfy any existing or contemplated undertaking, need or indebtedness.

         The undersigned understands that the Company is under no obligation to register the sale, transfer or other disposition of the Shares by the undersigned or on behalf of the undersigned under the Act.




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         The undersigned also understands that there will be placed on the certificates for the Shares issued to the undersigned, or any substitutions therefor, a legend stating in substance:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY."

         The undersigned acknowledges that he has carefully reviewed this Letter Agreement and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of the Shares.



                                              Very truly yours,


                                              /s/ EDWIN M. ROTH
                                              ---------------------------------
                                              Edwin M. Roth



Accepted as of the 29th day of January, 1999, by


SPECIALTY CHEMICAL RESOURCES, INC.



          /s/ DAVID F. SPINK
By: ---------------------------------

             David F. Spink
Name: -------------------------------
                   CFO
Title: ------------------------------







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